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                                                                 EXHIBIT (12)(B)
                            FIRST UNION CORPORATION
                          COMPUTATIONS OF CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
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                                                                                  YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                            1995         1994         1993         1992         1991
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations....................   $1,558,664    1,415,456    1,220,781      581,203      419,801
Fixed charges, excluding preferred stock dividends
  and capitalized interest..................................    1,084,561      705,306      530,024      473,158      705,944
(A.) Earnings...............................................   $2,643,225    2,120,762    1,750,805    1,054,361    1,125,745
Interest, excluding interest on deposits....................    1,032,363      619,698      467,181      405,297      652,393
One-third of rents..........................................       48,413       50,280       50,561       51,570       46,505
Preferred stock dividends*..................................       10,814      102,036       37,182       48,270       41,615
Capitalized interest........................................        2,757        1,120          285          381        2,326
(B.) Fixed charges..........................................   $1,094,347      773,134      555,209      505,518      742,839
Consolidated ratios of earnings to fixed charges, excluding
  interest on deposits (A./B.)..............................         2.42X        2.74         3.15         2.09         1.52
INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations....................   $1,558,664    1,415,456    1,220,781      581,203      419,801
Fixed charges, excluding preferred stock dividends
  and capitalized interest..................................    3,163,252    2,146,554    1,853,282    2,088,829    2,796,546
(C.) Earnings...............................................   $4,721,916    3,562,010    3,074,063    2,670,032    3,216,347
Interest, including interest on deposits....................   $3,111,054    2,060,946    1,790,439    2,020,968    2,742,996
One-third of rents..........................................       48,413       50,280       50,561       51,570       46,505
Preferred stock dividends*..................................       10,814      102,036       37,182       48,270       41,615
Capitalized interest........................................        2,757        1,120          285          381        2,326
(D.) Fixed charges..........................................   $3,173,038    2,214,382    1,878,467    2,121,189    2,833,442
Consolidated ratios of earnings to fixed charges, including
  interest on deposits (C./D.)..............................         1.49X        1.61         1.64         1.26         1.14
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* Includes redemption premium of $41,355,000 in 1994.